EXHIBIT 99.1

NIMIN ENERGY CORP. ANNOUNCES FINAL DISTRIBUTION

Carpinteria, CA – March 28, 2014 – NiMin Energy Corp. (NEX:NNN.H) (the “Company” or “NiMin”) announced today that its board of directors has declared a final distribution to shareholders of US$0.07 per common share (“Common Share”) of the Company in connection with the voluntary liquidation and dissolution of NiMin. The distribution will be made as a return of capital to shareholders of record on April 11, 2014. The distribution will be payable on April 28, 2014.

This distribution represents the final distribution to shareholders of the proceeds from the sale of all or substantially all of the Company’s assets (“Sale of Assets”) as previously announced less obligations, liabilities and contingency reserves. Shareholders approved the Sale of Assets and the voluntary liquidation and dissolution of the Company and the distribution of the remaining assets of the Company at the annual and special meeting of shareholders held on June 26, 2012.

In connection with the final distribution, the Company anticipates trading of the Common Shares on the NEX to be halted at the opening on April 9, 2014 until delisting from the NEX occurs immediately following the payable date.

Once the Company completes the final distribution to its shareholders, the Company intends to make an application to the Registrar of Corporations (Alberta) for a Certificate of Dissolution.

About NiMin Energy

NiMin is an Alberta corporation currently in the liquidation and dissolution process. Further information regarding the liquidation and dissolution of the Company will be made when available.

CONTACTS:

Jonathan Wimbish, CFA

NiMin Energy Corp.

Chief Financial Officer

+1 (805) 566-2900

jwimbish@niminenergy.com

Cautionary Statements

This news release contains forward-looking statements and information (“forward-looking statements”) within the meaning of applicable securities laws including statements regarding the timing of the Company’s final distribution to shareholders, and the ability of the Company to obtain governmental certificates. Although NiMin believes that the expectations reflected in its forward-looking statements are reasonable, such statements have been based upon currently available information to NiMin. Such statements are subject to known and unknown risks, uncertainties and other factors that could influence actual results or events and cause actual results or events to differ materially from those stated, anticipated or implied in forward-looking statements. The risks, uncertainties, material assumptions and other factors that could affect actual results are discussed in more detail in NiMin’s Annual Report on Form 10-K and other documents available at www.sedar.com and www.sec.gov. Readers are cautioned to not place undue reliance on forward-looking statements. The statements in this press release are made as of the date of this release, and, except as required by applicable law, NiMin does not undertake any obligation to publicly update or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements contained in this document are expressly qualified by this cautionary statement. NiMin undertakes no obligation to comment on analyses, expectations or statements made by third-parties in respect of NiMin or the transactions discussed herein.